One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc.
Tel. (914) 921-5147
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO Announces Teton Advisors Spin-off

Rye, New York, February 25, 2009 – GAMCO Investors, Inc. (NYSE: GBL) announced today the completion of the previously disclosed plan to distribute shares in the majority-controlled investment adviser, Teton Advisors, Inc., the adviser to the GAMCO Westwood family of funds to shareholders.

An “information statement” describing the spin-off of Teton is available on GAMCO’s web site -  www.gabelli.com.  Each shareholder of GBL on the record date for this transaction, March 10, 2009, will receive 14.930 shares of Teton for each 1,000 shares of GBL which the shareholder owns on the record date. The distribution date is March 20, 2009.  The Teton shares will not trade for a period of 6 months from the effective date.

Nicholas F. Galluccio, President & CEO of Teton, joined Teton in July 2008 to spearhead the growth  and distribution of the company’s six funds.  GAMCO believes that the value of this advisor can be increased more effectively as a separate company, and its spin-off will also enable the company to sharpen its focus on its core operations.   In other words, the spin-off should enhance shareholder value both at GBL and in the assets and growth prospects of Teton Advisors.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).   As of December 31, 2008, assets under management (AUM) were $20.7 billion.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

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